Subscription Agreement

Finest Acquisition, Inc.

1. Investment:

(a)The undersigned (“Buyer”) subscribes for _________ Shares of Common Stock of Finest Acquisition, Inc. at $0.025 per share.

(b) Total subscription price ($0.025 x Number of Shares): = $ ____________

PLEASE MAKE CHECKS PAYABLE TO: WILMINGTON TRUST NATIONAL ASSOCIATION FBO Finest Acquisition, Inc.

2. Investor Information:
Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Joint Name (type or print)	SSN/EIN/Taxpayer I.D.

E-mail address:

Address:

Mailing Address (if different from above):
	Street	City/State	Zip

Business Phone: ( )	Home Phone: ( )

3.  Type of ownership:  (You must check one box)

☐ Individual
	☐	Custodian for: ______________________
☐ Tenants in Common
	☐	Uniform Gifts to Minors Act of the State of: ___________
Corporation (Inc., LLC, LP) Please List all officers,
directors, partners, managers, etc.:

☐  Joint Tenants with rights of Survivorship

☐  Partnership (Limited Partnerships use “Corporation”)

☐  Trust

☐  Community Property

☐  Other (please explain): ______________________________

4.Further Representations, Warrants and Covenants.  Buyer hereby represents, warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares.  The Shares are being purchased solely for Buyer’s   own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part.  Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(c) Buyer has (i) adequate means of providing for his or her current financial needs and possible personal contingencies, and no present need for liquidity of the investment in the Shares, and (ii) a liquid net worth (that is, net worth exclusive of a primary residence, the furniture and furnishings thereof, and automobiles) which is sufficient to enable Buyer to hold the Shares indefinitely.

(d) If the Buyer is acting without a Purchaser Representative, Buyer has such knowledge and experience in financial and business matters that Buyer is fully capable of evaluating the risks and merits of an investment in the Offering.

(e) Buyer has been furnished with the Prospectus.  Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the Offering.

5.Acceptance of Subscription

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription. In the event that the subscription is rejected by the Company, the subscriber’s funds shall be fully returned to investor within 5 business days.

6. Delivery of Securities

        No Securities will be issued in this offering until a business combination has been completed pursuant to the terms and conditions of Rule 419. Shares will be issued in uncertificated book-entry form. Share certificates may be requested in writing from the stock transfer agent after the Company's offering is closed and a consummated business combination meeting the requirements of Rule 419 has been completed and all subscription funds held in escrow by escrow agent have been released and received by the Company. Every holder of stock in the Corporation represented by certificates or uncertificated shares pursuant to this paragraph shall be entitled to have a certificate, signed by or in the name of the Corporation by the President or chairman of the board of directors, or a vice president, and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the Corporation, certifying the number of shares owned by him in the Corporation.

7. Voting

               A subscription for shares of the Company’s common stock will entitle purchaser to vote on all matters when the escrow agent receives the consideration specified in the subscription agreement. Each share subscribed and paid for will entitle purchaser to one vote per share.

8. Governing Law

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Signature of Buyer
Investor’s Subscription
Accepted this ___ day of ________, 2017

Printed Name
Finest Acquisition, Inc.

Date:
Accepted by:

Title:

Deliver completed subscription agreements and checks to:

Finest Acquisition, Inc.

780 Reservoir Avenue, #123

Cranston, RI

02910